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                                                                    EXHIBIT 23.6



                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


         As independent oil and gas consultants, Miller and Lents, Ltd. hereby consents to all references to Miller and Lents, Ltd., and/or reports prepared by Miller and Lents, Ltd., including our report letters dated February 27, 2001 and July 17, 2001 to Belco Oil & Gas Corp. regarding the proved reserves and future net revenues reported by Belco Oil & Gas Corp., in this Registration Statement and to the reference to our firm as experts in the Registration Statement.


                                         MILLER AND LENTS, LTD.





                                         By: /s/ Christopher A. Butta
                                             -------------------------
                                             Christopher A. Butta
                                             Senior Vice President



Houston, Texas
July 23, 2001